Pricing Supplement No. 5                            Filing under Rule 424(b)(3)
Dated March 12, 1998                                Registration No. 333-15323

(To Prospectus dated May 1, 1997)

                                  $165,000,000
                          NORTHWEST NATURAL GAS COMPANY
                       SECURED MEDIUM-TERM NOTES, SERIES B
                       (A SERIES OF FIRST MORTGAGE BONDS)
                                       AND
                      UNSECURED MEDIUM-TERM NOTES, SERIES B
               Due from Nine Months to 30 Years from Date of Issue

CUSIP No.:  66765R BA 3                      Selling Agent(s):
                                                  Merrill Lynch & Co.
                                                                            ---
                                                  PaineWebber Incorporated  X
                                                                            ---
Secured   X       Unsecured                  Stated interest rate (%):  6.60%
         ---                  ----
Principal amount ($): $22,000,000            Maturity date:  March 16, 2018

Issue price (%):  100.000%                   Original issue date: March 17, 1998

Selling Agent's commission (%): .750%        Redeemable:  Yes        No   X
                                                              ---        ---
Proceeds to Company (%): 99.250%                  In whole
                                                  In whole or in part

Repayable at the option of holder:
  Yes     No  X
      ---    ---                             Initial redemption date:
                                                  Not Applicable
   Repayment Date: Not Applicable
                                             Initial redemption price:
                                                  Not Applicable
   Repayment Price: Not Applicable
                                             Reduction Percentage:
                                                  Not Applicable
   Election Period: Not Applicable
                                             Redemption limitation date:
                                                  Not Applicable
Other Terms:    Not Applicable

                  Agency Transaction        |X|*
                                 or

                  Principal Transaction     |_|*

                  Name of Principal(s):     Not Applicable

*If the Agency Transaction box is checked, the Notes are being offered directly by Northwest Natural Gas Company through any Agent, acting as agent for Northwest Natural Gas Company. If the Principal Transaction box is checked, however, the Notes have been sold to the Agent(s), as principal, for resale to purchasers upon terms described in the Prospectus, dated May 1, 1997 and this Pricing Supplement. If the Principal Transaction box is checked, the Notes are being offered by the Agent(s), as principal, at a price to the public set forth above under "Issue Price (%)"; the Notes were purchased by the Agent(s), as principal, from Northwest Natural Gas Company at the price set forth above under "Proceeds to Company (%)"; and the Agent(s) received a fee equal to the difference, which is set forth above under "Selling Agent's commission (%)" as a percentage of the principal amount of the Notes.

                     --------------------------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE
        ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

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